                                                                      Exhibit 12

                    Mack-Cali Realty, L.P. and Subsidiaries
   Computation of Ratios of Earnings to Combined Fixed Charges and Preferred
                         Unit Distribution Requirement
                         (Dollar Amounts in Thousands)

                                                        For the Year Ended December 31,
                                              ----------------------------------------------------
                                               2000       1999       1998       1997        1996
                                              -------    -------    -------    -------     -------
Income before gain on sale
   of property, minority interests and
   extraordinary item                         146,110    150,726    151,464     39,582      37,179

Less:
   Adjustment for income or loss from
   equity investees                            (8,055)    (2,593)    (1,055)        --          --
                                              -------    -------    -------    -------     -------

Income before gain on sale
   of property, extraordinary item and
   adjustment for minority interests in
   consolidated subsidiaries or income
   or loss from equity investees              138,055    148,133    150,409     39,582      37,179

Add:
   Distributed income from equity investees     4,627      2,263        725         --          --

   Interest expense attributable to the
   Operating Partnership                      105,394    102,960     88,043      9,670       4,672

   Interest expense attributable to the
   unconsolidated Property Partnerships            --         --         --     29,408       9,086

Interest portion (33 percent) of ground
   rents on land leases attributable to
   the Property Partnerships                      190        187        140         29          --

Less:
   Gain on sale of rental property
   attributable to unconsolidated
   Property Partnerships                           --         --         --         --      (5,658)

   Intercompany interest income
   recorded by unconsolidated
   Property Partnerships                           --         --         --     (3,215)         --
                                              -------    -------    -------    -------     -------

Income before gain on sale of property
   and extraordinary item, as adjusted        248,266    253,543    239,317     75,474      45,279
                                              =======    =======    =======    =======     =======

Fixed Charges:
Interest expense attributable to the
   Operating Partnership                      105,394    102,960     88,043      9,670       4,672

Interest expense attributable to
   unconsolidated majority-owned
   Property Partnerships                           --         --         --     29,408       9,086

Interest portion (33 percent) of ground
   rents on land leases attributable to
   the Property Partnerships                      190        187        140         29          --
                                              -------    -------    -------    -------     -------

Total fixed charges                           105,584    103,147     88,183     39,107      13,758
                                              =======    =======    =======    =======     =======

Preferred unit distribution requirement        15,441     15,476     16,313        888          --
Beneficial conversion feature                      --         --         --     29,361          --
Ratio of pre-tax income to net income               1          1          1          1          --
                                              -------    -------    -------    -------     -------

Preferred unit distribution factor             15,441     15,476     16,313     30,249          --
 Total fixed charges                          105,584    103,147     88,183     39,107      13,758
                                              -------    -------    -------    -------     -------

   Total fixed charges and preferred
   unit distribution requirement              121,025    118,623    104,496     69,356      13,758
                                              =======    =======    =======    =======     =======

   Ratio of earnings to combined fixed
   charges and preferred unit distribution       2.05       2.14       2.29       1.09        3.29
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